Exhibit 21.1

List of Subsidiaries of
Freeport-McMoRan Inc.

Entity (1)	Jurisdiction of Organization
Atlantic Copper, S.L.U.	Spain
Climax Molybdenum Company	Delaware
Cyprus Amax Minerals Company	Delaware
Cyprus Climax Metals Company	Delaware
Cyprus Metals Company	Delaware
Freeport Minerals Corporation	Delaware
Freeport-McMoRan Morenci Inc.	Delaware
PT Freeport Indonesia	Indonesia
Sociedad Minera Cerro Verde S.A.A.	Peru

(1)	Omitted from this list are subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2023.